Excerpt from the Company's Annual Report on Form 10-KSB for the fiscal year
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ended March 31, 1999.
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Certain Trends and Uncertainties

    In addition to the other information contained in this Annual Report on Form 10-KSB, the following factors should be considered carefully.

             RISKS RELATING TO THE COMPANY'S CORPORATE STRUCTURE AND
                               FINANCIAL RESOURCES

Need for Additional Funds

    The Company raised $5 million as of April 6, 1999, and otherwise has no capital resources. The Company intends to use this capital to finalize its development of the Client Hardware, to install ServerSystems to run the TVEmail network, to complete the GUI, to perform marketing studies and to produce the pilot production runs for TVEmail. The Company expects to complete such endeavors in the third quarter of fiscal 2000 and believes that the $5 million will satisfy its cash requirements to do so. However, in order for the Company to begin mass production of the Client Hardware or to initiate sales and marketing efforts relating to the TVEmail service, the Company anticipates it will have to raise substantial additional funds. The Company intends to seek additional funding through public or private financings, which may include debt or equity financings. Adequate funds for these purposes, whether obtained through financial markets or collaborative or other arrangements with corporate partners or from other sources, may not be available when needed or on terms acceptable to the Company. Insufficient funds may require the Company: to delay, scale back or eliminate some or all of its research and product development programs; to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself; to sell itself to a third party; to cease operations; or to declare bankruptcy.

    If the Company raises additional funds through the issuance of debt securities, the holders of the debt securities will have a claim to the Company's assets that will be prior to any claim of the stockholders. Interest on any debt securities could increase the Company's costs and negatively impact its operating results. If the Company raises additional funds through the issuance of preferred stock, the terms of such preferred stock may provide that the holders of such preferred stock are entitled to receive dividends and/or distributions upon liquidation prior to the holders of Common Stock. Furthermore, any such preferred stock may have class voting rights, conversion features and/or antidilution protections of which the Common Stock does not have the benefit. If the Company raises additional funds through the issuance of Common Stock or securities convertible into or exchangeable for Common Stock, the percentage ownership of the Company's then-existing stockholders will decrease. In addition, any such convertible or exchangeable securities may have rights, preferences and privileges more favorable to the holders than those of the Common Stock.

Lack of Operational Continuity

    Because of the Company's Bankruptcy, the nature of the Revival and the plan of reorganization approved by the Company's shareholders, there has not been continuity in the Company's operations. As a result, relevant records may be unavailable to management and this may adversely affect the Company's ability to document its prior operations and corporate proceedings.

Subordination of Common Stock to Preferred Stock; Risk of Dilution; Anti-Dilution Adjustments.

    In the event of the liquidation, dissolution or winding up of the Company, the Common Stock is expressly subordinate to the $5 million preference of the 5 million outstanding shares of Preferred Stock. The conversion rate of the Preferred Stock is subject to adjustment, among other things, upon issuances of Common Stock or securities convertible into Common Stock or rights to purchase Common Stock that have not been expressly approved in writing by a majority in interest of the holders of Preferred Stock or their elected representatives. As of June 30, 1999, each share of Preferred Stock is convertible into 1 share of Common Stock.

Concentration of Ownership and Control.

    Under the terms of the Reorganization Agreement, dated April 5, 1999, between and among the Company, Navis and the stockholders of Navis, promptly after compliance with Section 14(f) of the Exchange Act, the Board shall have a meeting at which all of the then-directors shall resign and shall elect as members of the Company's Board such individuals as the former stockholders of Navis shall designate to the Company in writing. The right of the Navis stockholders to so designate Board members is expressly subject to the provisions of a Purchase and Sale Agreement between the Company and Friedlander, dated April 6, 1999 (the "Friedlander Agreement"), which provides that: (A) until the sooner of (i) the fifth anniversary of the date of the Friedlander Agreement and (ii) such time as Friedlander is the beneficial owner of less than 10% of the issued and outstanding voting securities of the Company, Friedlander shall be entitled to appoint two members of the Board; and (B) the Company shall promptly take such action as may be required to amend its By-laws to provide that, for so long as Friedlander has a right to appoint two members of the Board, the total number of members constituting the entire Board shall not exceed seven. Furthermore, Mr. Varsames and Friedlander each hold a substantial portion of the Company's voting securities. Accordingly, Mr. Varsames and Friedlander each have the ability to exert significant influence over the election of the Company's Board of Directors and other matters submitted to the Company's stockholders for approval. These arrangements may discourage or prevent any proposed takeover of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market prices. See also "Certain Trends and Uncertainties--Anti-Takeover Provisions and Delaware Law May Have Adverse Effects on the Company's Stock Price" below.

The Company's Anti-Takeover Provisions and Delaware Law May Have Adverse Effects on the Market Price of the Common Stock.

    There are provisions in the Company's certificate of incorporation, its bylaws and Delaware law that make it more difficult for a third party to obtain control of the Company, even if doing so would be beneficial to the holders of Common Stock. These anti-takeover provisions, which could depress the market price of the Common Stock, include: (a) the division of the Board of Directors into three classes so that only one-third of our directors are elected each year and are elected for terms of three years; and (b) the authority of the Board of Directors to amend or repeal bylaws without the consent or vote of the holders of Common Stock.

Volatility of Stock Price; Market Overhang from Outstanding Convertible Securities and Warrants.

    The market price of the Company's Common Stock, like that of the common stock of many other technology companies, has been highly volatile and may be so in the future. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. If the Company were subject to a securities class action lawsuit, it could result in substantial costs and a significant diversion of resources, including management time and attention.

    No predictions can be made of the effect that future market sales of the shares of Common Stock underlying the Preferred Stock and Warrants, or the availability of such securities for sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales might occur, could adversely affect prevailing market prices.

The Market For the Common Stock May Be Illiquid.

    The Common Stock is currently trading on the NASD Over the Counter Bulletin Board. The trading market for the Common Stock may be "thin" and "illiquid", which can result in increased volatility in the trading prices for the Common Stock. See "Certain Trends and Uncertainties--The Company's Stock Price May Be Extremely Volatile." There can be no assurance that an active trading market for the Common Stock will develop or be sustained. If there is no active trading market for the Common Stock, holders may not be able to resell their shares at a satisfactory price, if at all. The prices at which the Common Stock may trade in the future cannot be predicted and will be determined by the market.

Dividends.

    The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain its earnings, if any, for the development of its business.

Need for and Dependence on Qualified Personnel.

    The Company's success is highly dependent on the hiring and retention of key personnel and technical staff. The loss of key personnel or the failure to recruit necessary additional personnel or both could impede the achievement of development objectives. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to attract and retain the qualified personnel necessary for the development of its business. Many of the Company's competitors have significantly greater financial and other resources than it does and may be able to offer more lucrative compensation packages which include stock options and other stock-based compensation and higher-profile employment opportunities than the Company can.

The Company's Certificate of Incorporation Provides Officer and Director Indemnification and Limits Their Liability.

    The Company may have to spend significant resources indemnifying its officers and directors or paying for damages caused by their conduct. The Delaware General Corporation Law provides for broad indemnification by corporations of their officers and directors and permits a corporation to exculpate its directors from liability for their actions. The Company's certificate of incorporation implements this indemnification and exculpation to the fullest extent permitted under this law as it currently exists or as it may be amended in the future. Consequently, except as otherwise provided by law, none of the Company's officers or directors will be liable to the Company or to its stockholders for monetary damages resulting from conduct in such capacities.

           RISKS RELATING TO THE COMPANY'S OPERATIONS AND TECHNOLOGIES

Limited Operating History; Recent Shift in Business Strategy.

    Immediately prior to the Company's acquisition of Navis on April 5, 1999, the Company had no business operations. Navis itself was founded in June 1996 and, since then, has supplied infrared protocol and advanced input devices to NC manufacturers, and has provided contract engineering and consulting services. However, Navis' revenues from operations never exceeded $703,000 in any given year. In 1998, Navis shifted its business emphasis to focus entirely on the development of the TVEmail service but has yet to launch such service commercially or to receive any revenue from such service. As a result, the Company has only a limited operating history and there is little historical information on which to evaluate its business and prospects. The Company's revenue, if any, for the foreseeable future is almost entirely dependent on successfully bringing its TVEmail service to market and on the number of customers, if any, who subscribe to the TVEmail service. There can be no assurance that the Company will be successful in implementing any of its business strategies.

    Once the basic TVEmail service is marketed, if ever, the Company intends to attempt to expand its operations by developing and marketing new or complementary services or systems. However, there can be no assurance that the Company will be able to do so effectively. Although the Company believes that, in the future, it will be able to use the TVEmail service as a platform to provide e-mail and certain additional services, there can be no assurance thereof.

The Company Depends on its Intellectual Property, Which May Be Difficult and Costly to Protect.

    The Company's intellectual property consists of proprietary or confidential information that is not currently subject to patent, trademark or similar protection. Although the Company has applied for trademark protection for the eNote and TVEmail names, the Company may not be able to secure significant protection for these trademarks. If the Company's competitors or others adopt product or service names similar to eNote or TVEmail, it may impede the Company's ability to build brand identity and customer loyalty. The Company relies primarily on secrecy to protect technology, especially where patent protection is not believed to be appropriate or obtainable. No assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets, or that the Company can effectively protect its rights to its unpatented trade secrets.

    The validity, enforceability and scope of protection of certain proprietary rights in internet-related businesses are uncertain and still evolving. If unauthorized third parties are able to copy the Company's service or its business model or to use its confidential information to develop competing services, the Company may lose customers and its business could suffer. The Company may not be able to effectively police unauthorized use of its technology because such policing is difficult and expensive. In particular, the global nature of the internet makes it difficult to control the ultimate destination or security of software or other data transmitted. Furthermore, the laws of other countries may not adequately protect the Company's intellectual property.

    The Company's business activities and the TVEmail service may infringe upon the proprietary rights of others. In addition, other parties may assert infringement claims against the Company. Any such claims and any resulting litigation could subject the Company to significant liability for damages and could also result in invalidation of its proprietary rights. The Company could be required to enter into costly and burdensome royalty and licensing agreements. These agreements may not be available on terms acceptable to the Company, or may not be available at all. The Company may also need to file lawsuits to defend the validity of its intellectual property rights and trade secrets, or to determine the validity and scope of the proprietary rights of others. Litigation is expensive and time-consuming and could divert management's attention away from the Company's business.

Technology Licensed From Third Parties.

    The Company has entered into agreements with, and has licensed certain technology from, third parties. The Company has relied on scientific, technical, commercial and other data supplied and disclosed by others in entering into these agreements and will rely on such data in support of development of certain products. Furthermore, the Company believes that it will license additional technologies from third parties in the future. Although the Company has no reason to believe that this information contains errors of omission or fact, there can be no assurance that there are no errors of omission or fact that would materially affect the commercial viability of these products.

Rapid Technological Change, Customer Demands and Intense Competition.

    The e-mail service market is characterized by rapidly changing technology, customer demands and intense competition. If the Company cannot keep pace with these changes, its TVEmail service could become uncompetitive and its business could suffer. If the Company is not successful in developing and marketing enhancements to the TVemail service or new services that respond to technological change or customer demands, the Company's business may be materially and adversely effected.

    The competitive market for e-mail and online service access may limit demand or pricing for the TVEmail system. The Company expects to experience intense competition from established online service providers such as America Online, Inc., Prodigy Communications Corporation and Microsoft Corporation's WebTV(TM). Many companies provide e-mail and online service access and other services, which provide functionality superior to those included in the TVEmail system. As a result of this competition, demand for the TVEmail system may suffer, the Company may be restricted in the service rates it can charge for the TVEmail system and the Company's business, financial condition and results of operations may be adversely affected. Many of the Company's competitors have significantly greater financial, technical, marketing, distribution, customer support and other resources than the Company does. Furthermore, many of the Company's competitors have significantly greater experience, better name recognition, more compelling content and easier access to consumers, advertisers and online service providers than the Company does.

Management of Growth.

    The Company's ability to implement its business plan successfully in a new and rapidly-evolving market will require effective planning and growth management. If the Company cannot manage its anticipated growth effectively, its business and financial results may suffer. The Company plans to extend its existing operations substantially, particularly those relating to manufacturing, sales and marketing and technical support. The Company expects that it will need to manage and broaden multiple relationships with customers, internet service providers and other third parties. The Company also expects that it will need to expand its financial systems, procedures and controls and will need to augment, train and manage its workforce, particularly its information technology staff. As a result, the Company's management and operating systems may be strained by any growth and the Company may be unable to timely complete necessary improvements to its operating systems, procedures and controls to support any future operations.

Capacity Constraints May Impede Revenue Growth and Profitability.

    The Company believes that satisfactory performance, reliability and availability of its TVEmail appliances and ServerSystem infrastructure will be critical to the Company's reputation and ability to attract customers and maintain adequate customer service levels. Any significant or prolonged capacity constraints could delay or prevent customers from sending or gaining access to their documents or other data or services. Such constraints could decrease the Company's ability to acquire and retain customers and prevent the Company from achieving the necessary growth in revenue to achieve profitability. If the amount of traffic increases substantially and the Company experiences capacity constraints, the Company may need to spend significant amounts to expand and upgrade its technology and network infrastructure. Furthermore, the Company may be unable to predict the rate or timing of any increases in the use of its services in order to respond in a timely manner.

The Company May Suffer Systems Failures and Business Interruptions Which Would Harm its Business.

    The Company's success will depend in part on the efficient and reliable operation of TVEmail service sufficient to accommodate a large number of subscribers. The Company intends to locate its ServerSystems at multiple sites with redundant functions in order to reduce the risks of system failure, however, the ServerSystems are vulnerable to damage from fire, power loss, telecommunications failures, break-ins and other events, which could lead to: interruptions or delays in the Company's service; loss of data; or the inability to accept, transmit and confirm customer documents and data. The Company's business may be materially adversely effected if its service is interrupted. Although the Company intends to implement network security measures, its systems may be vulnerable to computer viruses, electronic break-ins, attempts by third parties deliberately to exceed the capacity of the systems and similar disruptions, any of which could have a material adverse effect on the Company's business.

Year 2000 Issues Could Impact the Company's Performance.

    Many currently installed computer systems and software products have been coded to accept or recognize only two digit entries to define the applicable year. These systems may erroneously recognize the year 2000 as the year 1900. This could result in major failures of malfunctions.

    The Company believes that its ServerSystems and Client Hardware are year 2000 compliant, and, since the Client Hardware does not interact with any other systems controlled by the customer, the year 2000 readiness of the Company's clients should not impact the operation of TVEmail. However, telephony providers and electronic bill paying services with which the TVEmail system may interact may not become year 2000 compliant in a timely fashion, or at all. The failure of a such entities to become year 2000 compliant could result in customers ceasing use of the TVEmail service, the Company receiving bad publicity, or other factors that may cause material harm to the Company's business.

               RISKS RELATING TO THE INTERNET AND ONLINE COMMERCE

Privacy Concerns May Discourage Customers From Using The Company's Services.

    Concerns over the security of online transactions and the privacy of users may inhibit the growth of the internet as a means of delivering documents and data. The Company may need to incur significant expenses and use significant resources to protect against the threat of security breaches or to alleviate problems caused by such breaches. The Company plans to rely on encryption and authentication technology to provide secure transmission of confidential information. If the Company's security measures do not prevent security breaches, the Company could suffer operating losses, damage to its reputation, litigation and possible liability. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the Company's encryption and authentication technology and could enable an outside party to steal proprietary information or interrupt its operations.

Government Regulation and Legal Uncertainties Relating to the Internet Could Harm the Company's Business.

    Changes in the regulatory environment could decrease the Company's revenues and increase its costs. The internet is largely unregulated and the laws governing the internet remain unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy and taxation apply to the internet. In addition, because of increasing popularity and use of the internet, any number of laws and regulations may be adopted with respect to the internet or other online services covering issues such as: user privacy; security; pricing; content; copyrights; distribution; taxation; and characteristics and quality of services. Such regulations could impose additional costs or interdicts on activities of the Company, which could have a material adverse effect.

If the Internet Infrastructure Fails, the Company's Business May Suffer.

    The Company cannot be certain that the infrastructure or complementary services necessary to maintain the internet as a useful, convenient or secure means of transferring documents and data will continue to develop. The internet infrastructure may not support the demands that growth may place on it, and the performance and reliability of the internet may decline, which could have a material adverse effect on the Company's business.

The Company Depends on Third-Party Providers of Internet and Telecommunications Service.

    The Company's operations depend on third parties for internet access and telecommunications. Frequent or prolonged interruptions of these services could result in significant losses of revenues. These types of occurrences could also cause users to perceive the Company's products as not functioning properly and therefore encourage them to use other methods to deliver and receive information. The Company has limited control over these third parties and there can be no assurance that the Company will be able to maintain relationships with any of them on acceptable commercial terms. Nor can there be any assurance that the quality of services that they provide will remain at the levels needed to enable the Company to conduct its business effectively. Each of these third parties has experienced outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to the Company's systems.

Costs of Transmitting Documents and Data Could Increase.

    The cost of transmitting documents and data over the internet could increase, and the Company may not be able to increase its prices to cover such rising costs. Several telecommunications companies have petitioned the Federal Communications Commission to regulate internet and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. Also, foreign laws and state tax laws and regulations relating to the provision of services over the internet are still developing. If individual states impose taxes on services provided over the internet, the Company's cost of providing our TVEmail services may increase.